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                                                                  EXHIBIT 99.1


                                        Coopers & Lybrand L.L.P.


Coopers
& Lybrand (logo)                        a professional services firm




INDEPENDENT ACCOUNTANT'S REPORT


Board of Directors and Stockholder
Metwest Mortgage Services, Inc.
Spokane, Washington


     We have examined management's assertion about Metwest Mortgage Services, Inc.'s (d/b/a) Metwest Services)(the Company) compliance with the minimum servicing standards identified in Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended September 30, 1996, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with the minimum servicing standards.

     In our opinion, management's assertion that Metwest Mortgage Services, Inc. complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 1996 is fairly stated in all material respects.

/s/ Coopers & Lybrand L.L.P.
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Spokane, Washington
November 27, 1996